Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Brian Carney	Investor Relations:
	Executive Vice President, CFO Jo-Ann Stores, Inc. 330-656-2600 http://www.joann.com	Don Tomoff Vice President, Finance Jo-Ann Stores, Inc. 330-463-6815

JO-ANN STORES ANNOUNCES

5.4% SAME-STORE SALES INCREASE IN DECEMBER

HUDSON, OH—January 8, 2004 — Jo-Ann Stores, Inc. (NYSE: JAS), the leading national fabric and craft retailer, reported today that December net sales increased 6.5% to $246.3 million from $231.3 million for the same period last year. December same-store sales increased 5.4%, versus a 13.7% same-store sales increase last year.

Year-to-date net sales increased 2.5% to $1.61 billion from $1.57 billion in the prior year. Year-to-date same-store sales increased 3.1%, versus a same-store sales increase of 8.8% for the same period last year.

The Company was pleased that it was able to achieve strong same-store sales while also delivering on its earlier stated goal of improving its margin rates. The Company’s basic business segments significantly outperformed the Company’s expectations for the month and offset the negative impact in the seasonal category, which under-performed relative to the Company’s already reduced expectations. The Company will provide updated earnings guidance for the quarter and full year after it concludes the month of January.

Management will address the investment community at the SG Cowen Consumer Conference on January 13, 2004 in a live webcast at 2:30 p.m. Eastern Standard Time.

The presentation will provide an overview of the Company and its initiatives. To listen to Jo-Ann Stores’ presentation, log on to http://www.joann.com, (go to the top button of our home page and click on “About Jo-Ann Stores”, click on “Investor Relations” under the heading “Our Company,” then click on the SG Cowen Consumer Conference – Live Webcast item).

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 808 Jo-Ann Fabrics and Crafts traditional stores and 91 Jo-Ann superstores.